Exhibit 99.1

NEWS RELEASE

For Further Information Contact:

Michael J. Kraupp

Vice President Finance and Treasurer

Telephone:  (435) 634-3212

Fax:  (435) 634-3205

FOR IMMEDIATE RELEASE:     November 3, 2010

SKYWEST ANNOUNCES THIRD QUARTER 2010 RESULTS

St. George, Utah—SkyWest, Inc. (“SkyWest”) (NASDAQ: SKYW) today reported operating revenues of $686.9 million for the quarter ended September 30, 2010, compared to $637.7 million for the same period last year.  SkyWest also reported net income of $25.5 million, or $0.45 per diluted share, for the quarter ended September 30, 2010, compared to $28.6 million of net income, or $0.50 per diluted share, for the same period last year.

SkyWest also reported operating revenues of $1.97 billion for the nine months ended September 30, 2010, compared to $2.01 billion for the same period last year.  SkyWest reported net income of $59.1 million, or $1.04 per diluted share, for the nine months ended September 30, 2010, compared to $64.2 million, or $1.13 per diluted share for the same period last year.

Following are the significant items affecting SkyWest’s financial and operating performance during the quarter ended September 30, 2010:

Net Income Summary

Net income decreased $3.1 million during the quarter ended September 30, 2010 compared to the quarter ended September 30, 2009.  The decrease in net income was primarily due to a reduction in rates paid to SkyWest Airlines, Inc. (“SkyWest Airlines”) and Atlantic Southeast Airlines, Inc. (“Atlantic Southeast”) under their respective Delta Air Lines (“Delta”) Connection Agreements.  Those rate reductions decreased SkyWest’s revenue during the quarter by approximately $4.9 million (pre-tax).  The rate reduction resulted from Delta exercising its contractual right to reduce the rates payable under the flying contracts to the average rates and to the second lowest rate (effective September 8, 2010) within the Delta Connection portfolio.  SkyWest and Delta have reached a preliminary understanding on these issues and anticipate reaching a resolution during the fourth quarter of 2010.

Additionally, under the SkyWest Airlines and Atlantic Southeast United Airlines (“United”) Express Agreements, SkyWest recognizes revenue at a fixed hourly rate for mature engine maintenance on regional jet engines and SkyWest recognizes engine maintenance expense on our CRJ200 regional jet engines on an as-incurred basis as maintenance expense. During the three months ended September 30, 2010, our CRJ200 engine expense under the SkyWest Airlines and

Atlantic Southeast United Express Agreements increased $2.1 million compared to the three months ended September 30, 2009.  The increase in engine overhaul expense was principally due to the timing of scheduled engine maintenance events.  During the quarter ended September 30, 2010, SkyWest incurred $9.0 million (pre-tax) in engine maintenance expenses in excess of amounts collected and recorded as revenue at the fixed hourly rate.

Operating Revenue Summary

SkyWest operating revenues increased $49.1 million, or 7.7%, during the quarter ended September 30, 2010 compared to the quarter ended September 30, 2009.  The increase in operating revenues was primarily due to a 5.4% increase in block hours that generated approximately $36.6 million in additional revenue (after giving effect to the Delta rate adjustment referred above).  The increase in block hours was primarily due to the increase in the number of operating aircraft from 440 as of September 30, 2009 to 460 as of September 30, 2010.

Additionally, under the flying agreements with its major partners, SkyWest is directly reimbursed for certain expenses incurred under such agreements (significant items include fuel and engine maintenance expenses under the Delta Connection Agreements) and records those reimbursements as revenue, which resulted in an increase to operating revenue of approximately $10.3 million from the third quarter of 2009 to the third quarter of 2010.  The remaining increase in operating revenues was primarily due to an increase in ground handling and other revenue.

Total Airline Expense Summary

Total airline expenses (consisting of total operating and interest expenses) increased $54.6 million, or 9.2%, during the three months ended September 30, 2010, compared to the three months ended September 30, 2009. Excluding fuel and engine overhaul costs  directly reimbursed under SkyWest’s flying contracts, total airline expenses increased $44.3 million, or 8.7%, during the three months ended September 30, 2010, compared to the three months ended September 30, 2009.

Other Items

During the quarter ended September 30, 2010, SkyWest repurchased 856,171 shares of its common stock at a total cost of $11.3 million under stock repurchase programs previously authorized by its Board of Directors. As of September 30, 2010, SkyWest had authorization to repurchase up to an additional 6.84 million shares of its common stock.  Since 2007, SkyWest has repurchased 13.2 million shares of its common stock at a total cost of $259.6 million under stock repurchase programs. SkyWest may continue to repurchase shares of its outstanding common stock under its authorized stock repurchase programs from time to time, as it deems appropriate.

On August 4, 2010, SkyWest announced that it entered into a definitive merger agreement with ExpressJet Holdings, Inc. (“ExpressJet”) whereby Atlantic Southeast proposed to acquire all of the outstanding common stock of ExpressJet for $6.75 per share in cash, representing a net purchase price of approximately $133 million after giving effect to shares of ExpressJet common stock already owned by Atlantic Southeast.  On September 13, 2010, SkyWest and ExpressJet

jointly announced that the parties were notified by the Federal Trade Commission that it granted early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act for the proposed acquisition.  ExpressJet has filed definitive proxy materials with the Securities and Exchange Commission and has scheduled a meeting of its stockholders on November 10, 2010 for the purpose of voting on the proposed transaction.  Both parties currently anticipate the transaction will close during the fourth quarter of 2010.

During the quarter ended September 30, 2010, SkyWest made a $7.0 million investment in the Mekong Aviation Joint Stock Company (“Air Mekong”), which represents a 30% ownership in Air Mekong. Air Mekong started operations on October 9, 2010 using four CRJ900 regional jet aircraft flying to various destinations within Vietnam. SkyWest and Atlantic Southeast have provided significant assistance in the development of the Air Mekong venture by acquiring aircraft for operations and assisting in other commercial and corporate matters. Additionally, some of Air Mekong’s organizational leadership and pilots were previously employed by Atlantic Southeast.

At September 30, 2010, SkyWest had approximately $883.2 million in cash and marketable securities, compared to approximately $732.4 million as of December 31, 2009.  The significant increase in cash between the two quarters was due to the repayment by United of a term note in the principal amount of $74 million during the quarter ended September 30, 2010, as well as cash generated from operations for the nine months ended September 30, 2010.  SkyWest’s long-term debt was $1.79 billion as of September 30, 2010, compared to $1.82 billion as of December 31, 2009.  The decrease in long-term debt was due to SkyWest’s payment of normal recurring debt obligations.  SkyWest has significant long-term lease obligations that are recorded as operating leases and are not reflected as liabilities on SkyWest’s consolidated balance sheets.  At a 5.8% discount rate, the present value of these lease obligations was approximately $2.0 billion as of September 30, 2010.

At September 30, 2010, SkyWest’s fleet totaled 460 aircraft, consisting of 412 regional jets (236 assigned to Delta, 172 assigned to United, four assigned to AirTran Airways, Inc. (“AirTran”)) and 48 EMB-120 aircraft (36 assigned to United and 12 assigned to Delta).

SkyWest Airlines and Atlantic Southeast have each entered into a Delta Connection Agreement with Delta wherein each of these entities provides contractual flight services.  These Delta Connection Agreements provide that beginning on the third anniversary of the agreements (which is September 8, 2008) Delta has the right to reduce certain contractual rates under those agreements to a level that does not exceed the average rate of all Delta Connection Program carriers. The Delta Connection Agreements also provide that, beginning with the fifth anniversary of the execution of the agreements (which is September 8, 2010), Delta has the right to reduce certain contractual rates under those agreements to a level that does not exceed the second lowest rates of all carriers within the Delta Connection Program.   As of September 30, 2010, SkyWest Airlines, Atlantic Southeast and Delta have reached a preliminary understanding on these issues and anticipate reaching a resolution during the fourth quarter of 2010.  SkyWest continues to record revenue under those agreements based on management’s estimate of the revenue that SkyWest Airlines and Atlantic Southeast will ultimately realize upon settlement of the issue.

SkyWest Airlines and Atlantic Southeast have previously filed a lawsuit in Georgia state court against Delta regarding Delta’s withholding of amounts related to payments that are reimbursable to SkyWest in connection with certain irregular operations (“IROP”) under its Delta Connection Agreements. As of September 30, 2010, SkyWest had recognized a cumulative total of $31.7 million of revenue associated with this matter for which Delta has withheld payment. SkyWest Airlines and Atlantic Southeast are vigorously pursuing their claims for such amounts to the extent permitted under various motions between the parties and the matter is ongoing.

SkyWest Airlines, based in St. George, Utah, and Atlantic Southeast, based in Atlanta, Georgia are wholly-owned subsidiaries of SkyWest.  SkyWest Airlines operates as United Express and Delta Connection carriers under contractual agreements with United and Delta.  SkyWest Airlines also has entered into a marketing agreement with AirTran.  Atlantic Southeast operates as Delta Connection and United Express carriers under contractual agreements with Delta and United.  System-wide, SkyWest serves a total of approximately 225 cities in the United States, Canada, Mexico and the Caribbean, with approximately 2,800 daily departures.  This press release and additional information regarding SkyWest can be accessed at www.skywest.com.

FORWARD-LOOKING STATEMENTS

In addition to historical information, this release contains forward-looking statements.  SkyWest may, from time to time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements encompass SkyWest’s beliefs, expectations, hopes or intentions regarding future events.  Words such as “expects,” “intends,” “believes,” “anticipates,” “should,” “likely” and similar expressions identify forward-looking statements.  All forward-looking statements included in this release are made as of the date hereof and are based on information available to SkyWest as of such date.  SkyWest assumes no obligation to update any forward-looking statement.  Readers should note that many factors could affect the future operating and financial results of SkyWest, SkyWest Airlines, Atlantic Southeast and ExpressJet, and could cause actual results to vary materially from those expressed in forward-looking statements set forth in this release.  These factors include, but are not limited to, the risk that the transaction contemplated by the pending merger agreement with ExpressJet will not close; the risk that, if the proposed transaction does close, the operations of Atlantic Southeast and ExpressJet will not be integrated successfully or at all; the parties’ ability to obtain regulatory approvals necessary to complete the proposed transaction and implement Atlantic Southeast’s intended business strategy; the ability of the combined company to realize potential synergies and other anticipated financial impacts of the proposed transaction; future financial and operating results of the combined company; approval of the proposed transaction by ExpressJet stockholders; the satisfaction of the closing conditions to the proposed transaction; and the timing of the completion of the proposed transaction.

Actual operational and financial results of SkyWest, SkyWest Airlines, Atlantic Southeast and ExpressJet will also vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of other reasons, including, among those identified above: the challenges of competing successfully in a highly competitive and rapidly changing industry; developments associated with fluctuations in the economy and the demand for air travel; ongoing negotiations between SkyWest, SkyWest Airlines, Atlantic Southeast and ExpressJet and their major partners regarding their contractual relationships; the financial stability of those major partners regarding any impact on the contracts that SkyWest, SkyWest Airlines, Atlantic Southeast or ExpressJet operates under in their behalf; the resolution of current litigation with a major airline partner of SkyWest Airlines and Atlantic Southeast; variations in market and economic conditions; labor relationships; the impact of global instability; rapidly fluctuating fuel costs; the degree and nature of competition; potential fuel shortages; the impact of weather-related or other natural disasters on air travel and airline costs; aircraft deliveries; and other unanticipated factors.  Risk factors, cautionary statements and other conditions which could cause SkyWest’s actual results to differ from management’s current expectations are contained in SkyWest’s filings with the Securities and Exchange Commission; including the section of SkyWest’s Annual Report on Form 10-K for the year ended December 31, 2009, entitled “Risk Factors.”

IMPORTANT INFORMATION FOR INVESTORS AND STOCKHOLDERS

This press release is neither an offer to purchase nor a solicitation of an offer to sell shares of SkyWest or ExpressJet.  If any such offer is commenced by SkyWest, SkyWest will file and deliver all forms, notices and documents required under state and federal law.  This press release does not constitute a solicitation of any vote or approval.

In connection with the proposed merger transaction involving SkyWest and ExpressJet, ExpressJet has filed with the Securities and Exchange Commission (“SEC”) definitive proxy materials addressing the proposed transaction.  SkyWest and ExpressJet may also file other documents with the SEC regarding the proposed transaction.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE EXPRESSJET PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors and stockholders may obtain free copies of the proxy statement and other documents containing important information about SkyWest and ExpressJet, through the website maintained by the SEC at http://www.sec.gov.  Copies of any documents filed with the SEC by SkyWest will be available free of charge on SkyWest’s website at www.skywest.com under the tab “Investor Relations” or by contacting SkyWest’s Investor Relations Department at (435) 634-3203.  Copies of the documents filed with the SEC by ExpressJet will be available free of charge on ExpressJet’s website at www.expressjet.com under the tab “Investors” or by contacting ExpressJet’s Investor Relations Department at (832) 353-1409.

SkyWest and ExpressJet and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from ExpressJet stockholders in connection with the proposed transaction.  Information about the directors and executive officers of SkyWest is set forth in its proxy statement for its 2010 annual meeting of stockholders, which was filed with the SEC on March 12, 2010.  Information about the directors and executive officers of ExpressJet is set forth in its proxy statement for its 2010 annual meeting of stockholders, which was filed with the SEC on April 2, 2010.  These documents can be obtained free of charge from the sources indicated above.  Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, contained in the proxy statement and other relevant materials filed with the SEC.

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SKYWEST, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars and Shares in Thousands, Except per Share Amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
OPERATING REVENUES:
Passenger	$676,932	$629,955	$1,942,244	$1,985,978
Ground handling and other	9,926	7,793	26,617	23,235
Total operating revenues	686,858	637,748	1,968,861	2,009,213
OPERATING EXPENSES:
Aircraft fuel	87,289	61,842	246,316	331,513
Salaries, wages and benefits	185,362	175,552	537,640	526,286
Aircraft maintenance, materials and repairs	120,863	119,055	338,984	327,604
Aircraft rentals	77,583	76,189	229,684	224,929
Depreciation and amortization	58,771	55,461	175,300	164,722
Station rentals and landing fees	31,769	27,500	91,205	90,352
Ground handling services	26,723	23,538	83,112	72,109
Other, net	40,216	35,358	116,629	107,852
Total operating expenses	628,576	574,495	1,818,870	1,845,367
OPERATING INCOME	58,282	63,253	149,991	163,846
OTHER INCOME (EXPENSE):
Interest income	2,810	1,841	10,922	7,287
Interest expense	(21,640)	(21,149)	(64,883)	(65,216)
Impairment of marketable securities	—	—	—	(7,115)
Other, net	(203)	1,582	(1,590)	1,378
Total other (expense), net	(19,033)	(17,726)	(55,551)	(63,666)
INCOME BEFORE INCOME TAXES	39,249	45,527	94,440	100,180
PROVISION FOR INCOME TAXES	13,775	16,961	35,296	36,022
NET INCOME	$25,474	$28,566	$59,144	$64,158

BASIC EARNINGS PER SHARE	$0.46	$0.51	$1.06	$1.15
DILUTED EARNINGS PER SHARE	$0.45	$0.50	$1.04	$1.13
Weighted average common shares:
Basic	55,901	55,605	55,897	55,936
Diluted	56,804	56,652	56,795	56,879

Unaudited Operating Highlights

	Three Months Ended September 30,				Nine Months Ended September 30,
Operating Highlights	2010	2009	% Change		2010	2009	% Change

Passengers carried	10,261,536	9,477,672	8.3		28,680,837	25,996,245	10.3
Revenue passenger miles (000)	5,110,239	4,835,887	5.7		14,255,267	13,160,338	8.3
Available seat miles (000)	6,327,561	5,945,686	6.4		17,909,594	16,663,270	7.5
Passenger load factor	80.8%	81.3%	(.5	)pts	79.6%	79.0%	.6	pts
Passenger breakeven load factor	76.5%	75.9%	.6	pts	76.2%	75.1%	1.1	pts
Yield per revenue passenger mile	$0.132	$0.130	1.5		$0.136	$0.151	(9.9)
Revenue per available seat mile	$0.109	$0.107	1.9		$0.110	$0.121	(9.1)
Cost per available seat mile	$0.103	$0.100	3.0		$0.105	$0.115	(8.7)
Fuel cost per available seat mile	$0.014	$0.010	40.0		$0.014	$0.020	(30.0)
Average passenger trip length	498	510	(2.4)		497	506	(1.8)
Block hours	379,129	359,573	5.4		1,080,926	1,027,483	5.2
Departures	249,783	230,823	8.2		708,849	657,308	7.8